EXHIBIT 99.1
Vishay Precision Group Acquires Diversified Technical Systems, Inc.
Adds Established Provider of Miniature Data Recorders for Rugged Applications to the VPG Portfolio

MALVERN, Pa—June 1, 2021-- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensor-based systems, announced it acquired California-based Diversified Technical Systems, Inc. (DTS), a leading manufacturer of data acquisition systems and sensors for product and safety testing.
Commenting on the acquisition, Marc Zandman, Chairman of the Board of VPG said, “We are pleased to have DTS join the VPG family. DTS fits our acquisition criteria well: it is an established, niche-market leader with a strong brand and superior technology, as well as a talented management team with deep business and technical knowledge. We believe the addition of DTS will add significant value to VPG and our stockholders.”

Ziv Shoshani, VPG’s Chief Executive Officer, commented: “DTS not only adds complementary technology to our platform, but it brings unique engineering capabilities centered on miniaturized data acquisition and systems integration with sensor technology for critical testing applications. As a major supplier of embedded data acquisition and logging capabilities for crash test dummies, DTS will give us a presence in the automotive market as well as add to our offerings in the avionics, military and defense market. We believe DTS will continue to benefit from the global need for specialized safety testing technology that is expanding from the automotive and avionics sectors to sports applications.”

Steve Pruitt, Chief Executive Officer of DTS, said, “We are excited to join the VPG team, which has a long track record of technology leadership and innovation. Throughout our 30 year history, DTS recorders have been used with VPG strain gages in vehicle crash safety testing and other dynamic applications. DTS as a part of VPG will bring expanded opportunities to add integrated data acquisition and sensing to demanding measurement challenges.”

The transaction price is approximately $47.0 million, subject to customary post-closing adjustments. VPG will finance the acquisition through a combination of cash on hand and third party borrowings. In 2020, DTS achieved sales of approximately $32 million and an EBITDA margin in excess of 25%.

About DTS
DTS specializes in miniature data acquisition systems and data logger solutions for a variety of applications including product development, performance validation and safety testing. Engineered for extreme test environments, DTS compact data logger and sensors are rugged and reliable. More information about DTS can be found at: https://www.dtsweb.com/.

About VPG
Vishay Precision Group, Inc., is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurements systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company’s force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. VPG’s shares are traded on the NYSE under the symbol--VPG. To learn more, visit www.vpgsensors.com.

Forward-Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies, including DTS; the inability to realize anticipated synergies and expansion possibilities, including from acquisitions; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; the Company’s status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 pandemic; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.